Exhibit 5.1

Yvan-Claude Pierre +1 212 479 6721 yypierre@cooley.com

March 20, 2025

Outlook Therapeutics, Inc.

111 S. Wood Avenue, Unit #100

Iselin, New Jersey 08830

Ladies and Gentlemen:

We have acted as counsel to Outlook Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including a related prospectus included in the Registration Statement (the “Prospectus”), covering the registration for resale of up to 21,720,655 shares of common stock, $0.01 par value (the “Common Stock”), of the Company consisting of (a) 7,074,637 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of outstanding Tranche B warrants (the “Warrants”) and (b) 14,646,018 shares of Common Stock (the “Note Shares”) that may be issued upon conversion of an unsecured convertible promissory note (the “Note”). The Warrants were issued by the Company pursuant to those certain warrant exercise inducement offer letter agreements dated as of January 16, 2025, by and between the Company and certain holders of existing warrants to purchase the Company’s Common Stock (the “Letter Agreements”). The Note was issued by the Company pursuant to that certain Securities Purchase Agreement dated as of January 31, 2025, by and between the Company and Avondale Capital, LLC (the “Securities Purchase Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Letter Agreements, the Warrants, the Note, the Securities Purchase Agreement, the Company’s certificate of incorporation and bylaws, each as currently in effect, and such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state antifraud law, rule or regulation relating to securities or to the offer or sale thereof.

With respect to the Note Shares and Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, adjustments to outstanding securities of the Company or other matters cause the Note to be convertible into and Warrants to be exercisable for more shares of Common Stock than the number available for issuance by the Company. Further, we have assumed that the conversion price of the Note and exercise price of the Warrants will not be adjusted to an amount below the par value per share of the Common Stock.

Cooley LLP 55 Hudson Yards, New York, NY 10001-2157,

t: (212) 479-6000, f: (212) 479-6275 cooley.com

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Note Shares, when issued in accordance with the terms of the Note, will be validly issued, fully paid and nonassessable, and (ii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

Our opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Cooley LLP

By:	/s/ Yvan-Claude Pierre
Yvan-Claude Pierre

Cooley LLP 55 Hudson Yards, New York, NY 10001-2157,

t: (212) 479-6000, f: (212) 479-6275 cooley.com